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                                                                    EXHIBIT 99.1


         AMERICAN STONE NAMES JAMES RALLO INTERIM PRESIDENT

         AMHERST, Ohio--(BUSINESS WIRE)--Aug. 20, 1999--American Stone Industries, Inc. (OTC BB: AMST-news), today announced that its board of directors has elected James Rallo interim president of the Company. David A. Tyrrell, the former president, will continue to work with American Stone in sales and marketing.

         James Rallo, 50, is the owner of MQS Engineering, Twinsburg, Ohio, a manufacturing and engineering consulting firm. Prior to founding MQS in 1993, Rallo was manager of manufacturing for the Metaullics Division of Carborundum Corporation, in Solon, Ohio, at the time a unit of BP America. Before he joined Metaullics, he was manufacturing manager at Allied Steel & Tractor, Solon, Ohio. He holds a bachelor's degree in engineering from Syracuse University.

         "Cleveland Quarries has been struggling to keep up with demand at the same time it is bringing a number of new pieces of equipment on line," said Thomas H. Roulston, II, chairman of American Stone Industries. "Being based in Toronto, David was hard pressed to keep on top of these production issues in addition to his responsibilities for sales and marketing. Jim Rallo has been working actively as a consultant at Cleveland Quarries in Amherst since October 1998. He has developed a new business plan and helped improve our production processes. With Jim we bring on a top executive with extensive manufacturing experience, and we enable David to concentrate on his forte, sales and marketing, particularly in his home Canadian market." Roulston said the Company would begin a search for a permanent president as Rallo manages the business.

         American Stone Industries is a holding company that mines and sells stone predominantly for the building stone market through its wholly owned subsidiaries, American Stone Corporation and Tyrrell Stone Design, Ltd. American Stone Corporation owns and operates the Cleveland Quarries in Amherst, Ohio, one of the world's largest sandstone quarries. Tyrrell Stone Design provides design drawings to architects and acts as the Company's Canadian sales office. The Company's stock is traded on the OTC Bulletin Board under the symbol AMST. For additional information, see the American Stone web site at http:/www.amst.com.

         Contact:

                  Edward Howard & Co.
                  Patrick Gallagher, 216/781-2400